Exhibit 99.1

IMPORTANT NOTICE

To:	Directors and Executive Officers of Hancock Holding Company

From:	Hancock Holding Company

Date:	November 6, 2017

Re:	Notice of Blackout Period

As required by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, Hancock Holding Company (“Hancock”) is providing this notice to inform you of an upcoming blackout period under the Hancock Holding Company 401(k) Savings Plan (“Plan”).

Hancock is transferring recordkeeping and custodial services for the Plan from Epic Advisors, Inc. to Great-West Life & Annuity Insurance Company (d/b/a “Empower Retirement”) effective December 1, 2017. This transfer will require that a “blackout period” be imposed on participants in the Plan, which we expect to begin on November 24, 2017 and end on December 22, 2017. During the participant blackout period, participants in the Plan will be unable to make a withdrawal, obtain a distribution, obtain a loan or change investment options under the Plan.

Under the Sarbanes-Oxley Act of 2002 and Regulation BTR, directors and executive officers of Hancock are generally prohibited from engaging in transactions involving Hancock equity securities (including options and other derivatives based on Hancock stock) while Plan participants are subject to this blackout period. Hancock has notified Plan participants of the blackout period.

1. Duration of the Blackout Period for Directors and Executive Officers. The blackout period for directors and executive officers will begin at 3:00 p.m. Central time on November 24, 2017, and will continue through your previously-scheduled blackout period, which will end January 23, 2018. Participants in the Plan are expected to come out of blackout on December 22, 2017, but your blackout will continue according to our regular schedule. We have the right to extend the Plan participants’ blackout period if we need additional time to complete the transfer of services for the Plan although we do not anticipate that will be necessary. We will notify you and the participants if that occurs.

2. Prohibited Transactions. During the blackout period, you are generally prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of Hancock. Prohibited transactions include, but are not limited to, open market purchases and sales of equity and derivative securities, including stock option exercises and sales of restricted stock. The trading restrictions also apply to members of your immediate family who share your household and any entities that you may be deemed to, directly or indirectly, share beneficial ownership with (such as a trust, family partnership or similar entity).

Certain transactions are exempt from the blackout period trading prohibition. For example, purchases and sales under 10b5-1(c) trading plans are permitted (so long as you do not make or modify your election during the blackout period or when you are aware of the dates of the blackout period). Also, the blackout period trading prohibition does not apply to any acquisition or disposition of equity or derivative securities involving bona fide gifts or transfers by will or the laws of descent and distribution. If you have any questions about whether a particular transaction may be exempt, please call Tricia Loupe at the number listed below.

3. Securities Covered by the Blackout Period. The blackout period trading prohibition covers equity and derivative securities you acquired or may acquire “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities you acquired under a compensatory plan or contract (such as under a stock option or a restricted stock award) as a director or executive officer, securities acquired while serving as a director or executive officer to satisfy Hancock’s minimum ownership requirements for directors or executive officers, or securities you acquired as a direct or indirect inducement to service as a director or to employment as an executive officer.

Equity and derivative securities acquired outside of your service as a director or executive officer are not covered. If you hold both covered securities and non-covered securities, however, any sale or other transfer of securities by you during the blackout period will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of Hancock equity and derivative securities during the blackout period.

4. Penalties. If you (or any related person covered by the blackout period) engage in a transaction that violates these rules, the profits from the transaction will be recoverable in a lawsuit by Hancock or one of its shareholders. You may also be subject to civil and criminal penalties.

THE RULES SUMMARIZED ABOVE ARE COMPLEX, AND THE CRIMINAL AND CIVIL PENALTIES THAT COULD BE IMPOSED UPON DIRECTORS AND EXECUTIVE OFFICERS WHO VIOLATE THEM COULD BE SEVERE. TO AVOID ANY INADVERTENT VIOLATIONS OF THE BLACKOUT PERIOD RESTRICTIONS, YOU ARE REQUIRED TO PRE-CLEAR WITH HANCOCK ANY TRANSACTIONS IN HANCOCK SECURITIES DURING THE BLACKOUT PERIOD. TO OBTAIN PRE-CLEARANCE OR FOR ADDITIONAL INFORMATION ABOUT THE BLACKOUT PERIOD RESTRICTIONS, PLEASE CONTACT:

Hancock Holding Company

Attn.: Tricia Loupe

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

(504) 586-3567